As filed with the Securities and Exchange Commission on March 27, 2020

Registration No. 333-230250

Registration No. 333-168204

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230250

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168204

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2454942
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(Address of Principal Executive Offices) (Zip Code)

Roadrunner Transportation Systems, Inc. 2010 Incentive Compensation Plan

Roadrunner Transportation Systems, Inc. Key Employee Equity Plan

Group Transportation Services Holdings, Inc. Key Employee Equity Plan

Roadrunner Transportation Systems, Inc. 2018 Incentive Compensation Plan

(Full title of the plan)

Curtis W. Stoelting

Chief Executive Officer

Roadrunner Transportation Systems, Inc.

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Roadrunner Transportation Systems, Inc. (the “Company”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”).

•

Registration Statement on Form S-8 (No. 333-168204) in connection with the registration of an aggregate of 4,544,678 shares (plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions) of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Roadrunner Transportation Systems, Inc. 2010 Incentive Compensation Plan, Roadrunner Transportation Systems, Inc. Key Employee Equity Plan, and the Group Transportation Services Holdings, Inc. Key Employee Equity Plan, which was filed with the Commission on July 20, 2010.

•

Registration Statement on Form S-8 (No. 333-230250) in connection with the registration of an aggregate of 72,322,326 Shares (plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions) issuable under the Roadrunner Transportation Systems, Inc. 2018 Incentive Compensation Plan, which was filed with the Commission on March 13, 2019.

On March 26, 2020, the Company announced its intention to apply for the voluntary delisting of its common stock from the New York Stock Exchange (the “NYSE”) and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission.

In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

Following the filing of these Post-Effective Amendments, the Company intends to file with the Commission (i) notification of removal from listing and/or registration under Section 12 of the Exchange Act on Form 25, and (ii) certification of the issuer’s termination of registration of a class of securities under Section 12 of the Exchange Act on Form 15.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, Illinois, on the 27th day of March, 2020.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Patrick J. Unzicker
Name: Patrick J. Unzicker Title: Executive Vice President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.